AUTHORIZATION


	I hereby
authorize General Binding Corporation ("GBC"), One GBC Plaza, Northbrook, Illinois, Mr. Steven Rubin and Mr. John Moynihan, jointly and severally, to sign and file on my behalf any "Forms" required to be filed with the Securities and Exchange Commission that are required to be filed under
Section 16 of the 1934 Securities and Exchange Act as a result of my holding a position as an officer, director or employee of GBC.

	This
authorization shall be effective immediately and shall continue for so long as I am an officer, director or employee of GBC, or until such time as I have so notified GBC in writing of a revocation of this authority.

	I
hereby ratify and confirm all lawful acts performed by GBC and the aforesaid individuals under the scope of this authorization and hereby agree to indemnify and hold GBC, its officers, employees, agents and the aforesaid individuals harmless from any claim or demand arising from its or his lawful actions.


											[ Signed ]

										_________________________
											   Don
Civgin

										Date:   January 31, 2002